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Dana G. Mead                    Tenneco                         [LOGO OF TENNECO
                                                                  APPEARS HERE]






Chairman and                    1275 King Street
Chief Executive Officer         Greenwich, CT 06831



March 21, 1996


Dear Shareowner:

     In Tenneco's 1995 Annual Report my Letter to Shareowners mentions a number of strategic actions available to us to realize the impressive value we have created in each of our companies. Since writing that letter, we have announced two such actions taken to build shareowner value and create a stronger company going forward -- a tax-free spinoff of Newport News Shipbuilding to Tenneco shareowners and the development of strategic options for Tenneco Energy. The attached news release announces these most recent developments.

     I believe these two initiatives will produce the same kinds of positive results as our earlier divestitures of Case Corporation and Albright & Wilson. Unlike those transactions, however, the spinoff of Newport News offers the added benefit of a tax-free distribution -- to Tenneco shareowners -- of 100 percent of Newport News. For Tenneco Energy, strategic options are to be developed to separate it from our packaging and automotive parts divisions and to maximize shareowner value through a tax-free spinoff, a sale, strategic alliance, or other action.

     You also will be pleased to know that, as I stated in the news release, the company's regular quarterly dividend, which increased to 45 cents per share earlier this year, will be retained until the Newport News transaction and a decision regarding Tenneco Energy are completed. After these transactions are completed, I expect to preserve the aggregate level of the cash dividend.

     The strategic actions announced today are the result of our continuing success. Further, these actions will enable us to sharpen our focus on our manufacturing businesses -- packaging and automotive parts -- where we believe our signature management processes will continue to deliver strong returns for our shareowners.

     The press release states that the development of the strategic options for Tenneco Energy is expected to be completed during the second quarter and the spinoff of Newport News Shipbuilding is expected to be completed late in 1996. We'll keep you informed as significant developments occur.

Sincerely,


[SIGNATURE APPEARS HERE]

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